FORM OF CONSULTING AGREEMENT


         THIS AGREEMENT is made and entered into as of February __, 1997, by and between ARNOLD W. STANSLEY ("Consultant") and COLONIAL DOWNS HOLDINGS, INC., a Virginia corporation ("Holdings").

                              W I T N E S S E T H:

         WHEREAS, Holdings' affiliates, Colonial Downs, L.P. ("Colonial Downs") and Stansley Racing Corp. ("SRC"), hold licenses from the Virginia Racing Commission to own and operate, respectively, a pari mutuel horse racing facility in New Kent, Virginia (the "Racetrack") and satellite wagering facilities ("SWFs") in Chesapeake and Richmond, Virginia;

         WHEREAS, Consultant is the founder of Colonial Downs, a stockholder in Holdings, and is familiar with the businesses of Holdings, Colonial Downs, and SRC, and knowledgeable about and respected in the horse racing industry; and

         WHEREAS, Holdings desires to retain Consultant to assist Holdings, Colonial Downs, and SRC in the conduct of their businesses and Consultant agrees to render such consulting services to and on behalf of Holdings, Colonial Downs, and SRC on the terms and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Retention. Holdings hereby retains the services of Consultant and Consultant hereby agrees to render consulting services to and on behalf of Holdings, Colonial Downs, and SRC, pursuant to and in accordance with the terms and subject to the conditions hereof.

         2. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of five (5) years thereafter, unless otherwise terminated in accordance with the provisions hereof.

         3.       Duties.

                  a. Consultant shall advise and assist Holdings, Colonial Downs, and SRC in the conduct of their businesses at such time and in such manner as Holdings and Consultant agree. Consultant shall report to and be under the general direction of the chief executive officer of Colonial Downs (the "CEO") or his designee. Consultant shall not, however, without the knowledge and prior consent of the CEO or his designee, have any authority to act in the name of or on behalf of Holdings, Colonial Downs, or SRC.

                  b. Consultant shall assist Holdings to the extent that Holdings reasonably requests and Consultant agrees to do so.

                  c. Colonial Downs acknowledges that Consultant is actively engaged in several other businesses and, unless Consultant otherwise agrees, Consultant shall not be obligated to devote more than two (2) working days per month (on an annualized basis) to the performance of services hereunder.

         4. Best Efforts. Consultant agrees to perform all services that may be required of and from him pursuant to the terms of this Agreement to the best of his ability, experience, and talents.

         5. Status. In the performance of his duties hereunder, Consultant shall at all times be and be deemed to be an independent contractor and not an employee of Holdings, Colonial Downs, or SRC.



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         6. Consulting Fee. For all services to be rendered by Consultant under this Agreement, Holdings shall pay to Consultant an annual fee of Seventy-Five Thousand Dollars ($75,000.00) per year, payable in equal, quarterly installments of Eighteen Thousand Five Hundred Dollars ($18,500.00), commencing April 1, 1997, and continuing on the first day of each calendar quarter thereafter during the term hereof. The first payment hereunder shall be prorated in proportion to the number of days from the date hereof to March 31, 1997 to the number of days from January 1, 1997 to March 31, 1997.

             The consulting fee payable to Consultant hereunder shall be in addition to any compensation payable to Consultant by Holdings for Consultant's services as vice chairman and a member of the board of directors of Holdings or for services on any committee of the board to which Consultant may be appointed.

         7. Working Facilities. To assist Consultant in the performance of his duties hereunder, Holdings shall make available to Consultant such office space and secretarial and clerical assistance as it customarily provides to directors, substantial shareholders, and similar visiting dignitaries.

         8. Expenses. Holdings will reimbursement Consultant for all reasonable business expenses incurred by Consultant in the performance of Consultant's duties that are specifically requested by Holdings hereunder. Such expenses shall be in addition to any expenses incurred by Consultant as vice chairman and a member of the board of directors of Holdings.

         9. Confidential Information. All non-public information relating to or used in the business and operations of Holdings (including, but not limited to, marketing plans, business procedures, customer lists, trade secrets, sources of supplies and materials, reports, memoranda, plans, documents, and the like) provided by Holdings to the Consultant in connection with the performance of his duties hereunder (such information, hereinafter "Confidential Information") is and shall be the exclusive property of Holdings, provided such information is not generally known in the horse racing industry. Except in the regular course of the performance of his duties hereunder, or as Holdings may expressly authorize or direct in writing, the Consultant shall not, during or after the termination or expiration of this Agreement, copy, reproduce, disclose or divulge to others, use or permit others to use any Confidential Information, or any records or materials relating to any such Confidential Information. The Consultant further covenants and agrees that that upon the termination or expiration of this Agreement, if Holdings requests, he shall deliver any Confidential Information in his possession to Holdings.

         10.      Covenant Not to Compete.

                  a. In consideration of the fees and benefits that he receives pursuant to this Agreement, during the term of this Agreement and for one (1) year thereafter, the Consultant hereby covenants and agrees that he will not, without the prior written consent of Holdings, either alone or in partnership with or in conjunction with any other person, firm, or corporation, whether as principal, agent, or shareholder, in which Consultant holds a ten percent (10%) or more equity interest, directly or indirectly, participate, carry on, conduct, or be engaged in, or advise, any person, firm, corporation, or other legal entity carrying on or engaging in the horse racing business in Virginia, Maryland, West Virginia or North Carolina that competes with the business conducted by Holdings on the date hereof. In addition, the Consultant shall not seek to induce any of Holdings' employees to leave Holdings' employment to work for any entity with which he is affiliated. Notwithstanding the foregoing, Holdings acknowledges and approves the Consultant's participation in the management of Raceway Park in Toledo, Ohio and Trinity Meadows in Forth Worth, Texas and agrees that the broadcast of simulcast racing from such racetracks (or any other racetracks in which Consultant acquires an interest) to the area subject to this Section 10 shall not constitute a breach of this Section 10.

                  b. The Consultant recognizes that Holdings' remedies at law may be inadequate to protect itself against a breach of this provision, and therefore agrees that injunctive or other equitable relief shall be an appropriate remedy for breach of this covenant not to compete, and shall be a remedy in addition to any and all other remedies available to Holdings.

                  c. The parties agree that if the restrictions of this Section 10 are determined by any court of competent jurisdiction, at the time of enforcement, to be unreasonable as to the duration, scope or area of restriction, then such restrictions should be applied only to such activities and territory and only for such period of time as the court determines to be reasonable in light of all circumstances then existing.

         11. Indemnification. To the fullest extent permitted by law, Consultant shall be indemnified and held harmless by Holdings from all liabilities and expenses reasonably incurred by him arising from any claims or proceedings in which he may be involved or threatened by reason of his performing consulting services for Holdings, Colonial Downs, or SRC hereunder or in his capacity as vice chairman and a director of Holdings. Holdings shall provide Consultant with directors and officers liability insurance coverage, which shall include Consultant's duties under this Agreement, in amounts not less than that provided to other members of the Board and/or officers of Holdings.


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         12. Tax Status. Payments of consulting fees to Consultant hereunder shall be considered income from personal services performed by Consultant and, for tax purposes, shall be deductible by Holdings as compensation paid for services rendered. To the extent permitted by law, Holdings shall not be required to deduct, and shall not provide for deduction, from Consultant's compensation for social security, withholding taxes, federal, state, county, and city payroll taxes, federal or state unemployment deposits, or any other similar taxes, deposits, and payments. Consultant shall be solely responsible for making any payments of estimated or withholding taxes and other taxes and deposits as required by law. Each party agrees to report the consulting fees paid to Consultant hereunder for income tax purposes in a manner consistent with the provisions of this Section 12.

         13. Termination. This Agreement may be terminated prior to the expiration date hereof as follows:

                  a. at the option of Holdings, if Consultant breaches any provision of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice from Holdings;

                  b. at the option of Consultant, if Holdings breaches any provision of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice from Consultant;

                  c. upon the written agreement of the parties;

                  d. upon the death of Consultant; or

                  e. upon the bankruptcy or insolvency of Consultant or Holdings.

                  Upon termination of this Agreement for the reasons set forth in subparagraphs a. and b. above, Holdings or Consultant shall have all rights and remedies available to it or him at law or in equity. Upon the termination of this Agreement for the reasons set forth in subparagraphs c., d., and e. above, neither party shall have any further rights, obligations, or liabilities under this Agreement, except to the extent such rights, obligations, or liabilities arose on or prior to the date of such termination.

         14. Assignment. Consultant may assign this Agreement to a corporation, limited liability company, or other entity (a "Company") owned by Consultant, his spouse, and/or his children, provided such Company agrees in writing that the services contracted for hereunder are the personal services of Consultant and such Company may not provide any person other than Consultant to render such services to and on behalf of Colonial Downs.

         15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) hand delivered, (ii) sent by facsimile transmission, acknowledgment of receipt requested, or (iii) sent by certified mail, return receipt requested, to his residence, in the case of Consultant, or to its principal business office, in the case of Holdings.

         16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver of any provision of this Agreement shall be valid or effective unless in writing and signed by the party sought to be charged therewith.

         17. Severability. The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the continued validity and enforceability or applicability of any other provision of this Agreement.

         18. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions thereunder.

         19. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior oral or written understandings relating thereto. No modification or termination of any provision of this Agreement shall be valid or effective unless in writing and signed by the party sought to be charged therewith.

         20. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, executors, administrators, personal representatives, successors, and assigns.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

                                                   COLONIAL DOWNS HOLDINGS, INC.


                                        By: ____________________________________
                                                      Jeffrey P. Jacobs
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                                  Date:  _______________________


                                        CONSULTANT


                                        ----------------------------------------
                                                     Arnold W. Stansley

                                                   Date: _______________________